UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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BOOKING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1 Stockholder Engagement Spring 2023

Agenda 2 Business Overview Executive Compensation Corporate Governance, Sustainability, and Voting Items 1 2 3

Business Overview 3

Key Investment Highlights



Large Market Opportunity	✔ $800 billion accommodations market and $3 trillion total global travel market (2019 estimate)[(1)]
Room Nights Leader	✔ 972 million room nights booked in LTM 3/31/23[(2)]
Broad Product Offering	✔ Portfolio of brands offering accommodation, ground transportation, flight, dining, and attraction reservations
Large Number of Properties	✔ 2.8 million properties (2.4 million Alternative Accommodations) on Booking.com as of March 31, 2023, which represents 28 million reported listings
Investing to Extend Leadership in Accommodations	✔ Investing in payments, customer acquisition, supply base, brand awareness, and the Connected Trip vision
Strong Financial Performance and Credit Rating	✔ LTM 3/31/23 Revenue of $18.2 billion, Net Income of $4.0 billion, and Adj. EBITDA of $5.6 billion[(3)] ✔ Have a strong investment grade credit rating

(1) *Source: Euromonitor, Phocuswright, internal estimates for 2019.*

(2) *"FY2018" and "2018" as used throughout this presentation refer to the twelve months ended December 31, 2018. "FY2019" and "2019" as used throughout this presentation refer to the twelve months ended December 31, 2019. "FY2020" and "2020" as used throughout this presentation refer to the twelve months ended December 31, 2020. "FY2021" and "2021" as used throughout this presentation refer to the twelve months ended December 31, 2021. "FY2022" and "2022" as used throughout this presentation refer to the twelve months ended December 31, 2022. "LTM 3/31/23" as used throughout this presentation refers to the twelve months ended March 31, 2023.*

(3) *Adjusted EBITDA is a "Non-GAAP financial measure," as such term is defined by SEC regulations, and may differ from Non-GAAP financial measures used by other companies. See the appendix for a reconciliation of Net income to Adjusted EBITDA.*

BOOKING HOLDINGS

4

✓ Returned $6.5 billion to stockholders ✓ Reduced our total outstanding share count by 8% versus the end of 2021 ✓ Continued efforts to make our brands the most trusted and convenient platforms for consumers and partners ✓ Continued development of our long-term Connected Trip vision and growth of our payments platform ✓ Increased room nights and brand awareness in the U.S. ✓ Improved loyalty programs, particularly the Genius program at Booking.com, and increased focus on value for our customers ✓ Expanded our Travel Sustainable program and published our Climate Action Plan ✓ Launched Rooms for Refugees at Booking.com, which assisted over 70,000 refugees displaced by the Russian invasion of Ukraine to book free and discounted rooms ✓ Continued our focus on diversity, equity, and inclusion, including continued investment in inclusive leadership and unconscious bias training Company 2022 Achievements 5

One-Year Return(2) ✓ 2022 full year room nights were up 52% year-over-year, and 2022 full year revenue was up 56% year-over-year 6 Room Nights Revenue (figures in billions) Financial Highlights and Stock Price Performance FY 2022 Stock Return (1) 2020 and 2021 were severely impacted by COVID-19. 6 (2) Source: Factset as of May 18, 2023. 12/30/22 5/18/23 (figures in millions) (1) (1) (1) (1)

Executive Compensation 7

Fall 2022 / Winter 2023 ● Our stockholders have historically supported our executive compensation program with approximately 91%, 95%, and 90% support in 2021, 2020, and 2019, respectively. ● In 2022 the say-on-pay proposal received approximately 32% support. The Compensation Committee proactively responded by reaching out to our stockholders to gather feedback regarding both our 2022 program and 2023 program design. Stockholder Outreach 8 Spring 2022 ⎼ Outreach to 31 investors representing 49% of outstanding shares ⎼ Meetings with 18 investors representing 38% of outstanding shares ⎼ Director present in 6 meetings representing 22% of outstanding shares ⎼ Full board discussion with two actively-managed stockholders, who collectively own 5% of our outstanding shares ⎼ Outreach to 30 investors representing 48% of outstanding shares ⎼ Meeting with 18 investors representing 31% of outstanding shares ⎼ Director present in 4 meetings presenting 18% of outstanding shares

2022 Short-term Incentive Plan Outcomes ● Applied downward discretion to align the NEOs' annual incentive targets with consensus values. Our use of negative discretion for the NEOs’ bonuses was out of the ordinary and we do not intend to exercise discretion on an ongoing basis. 2023 Compensation Program ● Consists of 25% RSUs and 75% PSUs. ● Returned to three-year PSUs with three-year targets. ● Incentivize top- and bottom-line growth with equally weighted EBITDA and Revenue metrics. ● Continued inclusion of an rTSR modifier that can adjust the PSU vesting factors upward or downward by 25%. ● PSUs also include a TSR governor that caps the vesting factor at target unless the absolute TSR of the Company is positive, to ensure that executives do not receive meaningful payouts unless we deliver positive stock price growth over the long term to stockholders. Executive Compensation Highlights 9

Responsible Use of Equity in Compensation 2018-2022(1) 2020-2022(1) 2022 10 (2) (3) (3) Source: Company filings. Data is derived from publicly reported information of Compensation Peer Group companies. ADBE, EA, and MSFT do not have December 31 fiscal year ends, so their full year data is shown as of their latest completed fiscal year (e.g., MSFT’s 2022 data is for the twelve months ended June 30, 2022). (1) Represents the cumulative SBC expense and cumulative Net Cash Provided by Operating Activities for the given period. (2) Represents the cumulative SBC expense and cumulative Net Cash Provided by Operating Activities for 2021-2022 given 2021 was ABNB’s first full year as a public company. (3) NA given ABNB and UBER’s first full year as a public company was 2021 and 2020, respectively. Stock-Based Compensation Expense as a % of Net Cash Provided by Operating Activities (“OCF”)

Corporate Governance, Sustainability, and Voting Items 11

Corporate Governance

The Booking Holdings Board of Directors Nominees



Robert Mylod
Managing Partner, Annox Capital Management

Chair of the Board



Charles Noski
Retired Vice Chairman, Bank of America Corporation

Lead Independent Director



Glenn Fogel
Chief Executive Officer, Booking Holdings Inc.

Director



Mirian Graddick-Weir
Retired EVP, Human Resources, Merck

Director



Wei Hopeman
Managing Partner of Arbor Ventures

Director



Nicholas Read
Retired CEO, Vodafone Group Plc

Director



Thomas Rothman
Chairman, Sony Pictures Entertainment Motion Pictures Group

Director



Sumit Singh
CEO, Chewy, Inc.

Director



Lynn Vojvodich Radakovich
Retired EVP and Chief Marketing Officer, Salesforce

Director



Vanessa Wittman
Retired CFO, Glossier

Director



Larry Quinlan
Retired CIO, Deloitte

Director

Board Highlights

- Strong mix of business experience, tenure, age, diversity, and independence
- Independent Chair and Lead Independent Director
- Added 6 new independent directors in the past 5 years

12

Diversity, Inclusion, and Belonging

Leadership at the Top

- Compensation Committee is tasked with oversight of human capital management, including diversity, inclusion, and belonging, Company culture, employee engagement and talent recruitment, development, and retention.
- The Corporate Governance Committee considers diversity, including viewpoints, backgrounds, experience, gender, race and ethnicity, or national origin, as a factor in recommending persons for election or appointment to the Board.

36%
OF THE BOARD ARE WOMEN(1)

55%
OF BOARD IS RACIALLY, ETHNICALLY, OR GENDER DIVERSE(1)

67%
OF BOARD COMMITTEE CHAIRS ARE WOMEN(1)

Diversity, Inclusion, and Belonging(2)

- We publish our consolidated EEO-1 Report for employees in the United States (representing ~15% of our workforce as of 12/31/22). Certain jurisdictions, particularly outside the United States, present challenges to tracking employee racial or ethnic demographics for legal or privacy reasons.

~47%
OF EMPLOYEES ARE WOMEN

~31%*
EXTENDED LEADERSHIP TEAM ARE WOMEN

~25%
TECH POSITIONS WERE FILLED BY WOMEN

(1) Assuming all director nominees are elected.
(2) Workforce diversity data as of December 31, 2022.
** The Extended Leadership team includes vice presidents and above for all brands except Booking.com, which includes senior directors and above due to a greater number of employees.*

BOOKING HOLDINGS
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Our Climate Strategy (1) For more information, please reference page 23 of our 2022 Sustainability Report. (2) From 2019 baseline. We released our Climate Action Plan in March 2022 following extensive engagement with stockholders and internal and external stakeholders. The Plan has three pillars: Operating our business sustainably and building a culture of sustainability ● Transitioning to 100% renewable electricity across our offices supported in part by the purchase of energy attribute certificates ● Our Climate Action Plan and 2022 Sustainability Report outlines our Scope 1, 2, and 3 emissions reductions targets and timelines ● We announced an additional goal to have more than 50% of our bookings made on more sustainable offerings in 2027(1) ● Target 95% reduction in scope 1 and 2 emissions and 50% reduction in Scope 3 emissions by the end of 2030(2) ● Achieve net-zero by 2040 Making it easier for travelers to book sustainable trips ● Our Travel Sustainable program for accommodations is live on Booking.com, Agoda, KAYAK, and Priceline, with over 400,000 badged properties Collaborating to decarbonize the travel industry ● Booking.com is a founding partner of the Travalyst coalition, a nonprofit organization that is convening a global alliance of leading travel and tourism providers, and Agoda partnered with the Global Sustainable Tourism Council (GSTC), which establishes and manages global standards for sustainable travel and tourism We report our progress against the goals in our Climate Action Plan in our annual Sustainability Report, and will continue to engage with stockholders and stakeholders on these important issues. 14

Voting Items 15 The following proposals will be voted upon at the Annual Meeting. Our Board recommends as follows: Proposals Board Vote Recommendation 1 Election of Directors ✓ FOR each of the Board of Directors’ nominees. 2 Advisory Vote to Approve 2022 Executive Compensation ✓ FOR the approval on an advisory basis of our 2022 executive compensation. 3 Ratification of Independent Auditor ✓ FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. 4 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation ● ONE YEAR for the frequency of future advisory votes to approve executive compensation. 5 Stockholder Proposal Requesting a Non-Binding Stockholder Vote to Ratify Termination Pay of Executives ✘ AGAINST this non-binding stockholder proposal requesting a stockholder vote to ratify certain termination pay of executives. 15

Disclaimer 16 Disclosure Regarding Forward-Looking Statements This presentation contains forward-looking statements. These forward-looking statements reflect the views of Booking Holdings Inc.’s (the “Company” or “Booking Holdings”) management regarding current expectations and projections about future events and conditions and are based on currently available information and current foreign currency exchange rates. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, such as: ● adverse changes in market conditions for travel services; ● the effects of competition; ● the Company's ability to manage growth and expand; ● the adverse impact of the COVID-19 pandemic; ● adverse changes in relationships with third parties on which the Company depends; ● success of the Company's marketing efforts; ● rapid technological and other market changes; ● the Company's ability to attract and retain qualified personnel; ● changes in the presentation of travel search results and the auctions for search placement; ● impacts of impairments and changes in accounting estimates; ● other business and industry changes; ● other risks and uncertainties related to cyberattacks and information security; ● tax, legal, and regulatory risks; ● the Company's facilitation of payments; ● foreign currency exchange rates; ● financial risks relating to the Company's debt levels and stock price volatility; and ● the success of the Company's investments and acquisition strategy. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in this presentation, please refer to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), as updated by other reports and documents the Company files with the SEC and any subsequently filed Quarterly Reports on Form 10-Q. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. This presentation may contain industry market data, industry forecasts and other statistical information, including information derived from publicly reported information concerning the Company’s peer group companies. Such information has been obtained from publicly available information, industry publications and other third party sources, and the Company makes no representations as to the accuracy of such information. The Company has not independently verified any such information. Certain information in this presentation is based upon management forecasts and reflects prevailing conditions and management's views as of this date, all of which are subject to change.

17 Appendix: Non-GAAP Financial Information

Appendix: Unaudited Reconciliation of GAAP to Non-GAAP Financial Information 18 Non-GAAP Financial Measures: While the Company reports financial results in accordance with accounting principles generally accepted in the United States, this presentation includes Adjusted EBITDA, a non-GAAP measure which is not presented in accordance with GAAP or a substitute for GAAP measures. The Company considers Adjusted EBITDA as an important supplemental measure of its performance. Adjusted EBITDA is often used to assess the Company’s performance because it allows comparison of operating performance on a consistent basis across periods by removing the effects of various items. Adjusted EBITDA has various limitations as an analytical tool, and the recipient should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Further, because not all companies use identical calculations, the presentation herein of non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.